Exhibit 8.1 - List of Subsidiaries of Abbey National Treasury Services plc as at 31 December 2012

	Company Name	Domicile
1	Abbey National (America) Holdings Inc.	United States
2	Abbey National (America) Holdings Limited	United Kingdom
3	Abbey National (Holdings) Limited	United Kingdom
4	Abbey National American Investments Limited	United Kingdom
5	Abbey National Financial Investments 3 B.V.	Netherlands
6	Abbey National Financial Investments 4 B.V.	Netherlands
7	Abbey National North America Holdings Limited	United Kingdom
8	Abbey National North America LLC	United States
9	Abbey National Securities Inc.	United States
10	Abbey National September Leasing (3) Limited	United Kingdom
11	Abbey National Treasury Investments	United Kingdom
12	Abbey National Treasury Services Investments Limited	United Kingdom
13	Abbey National Treasury Services Overseas Holdings	United Kingdom
14	Cater Allen Holdings Limited	United Kingdom
15	Cater Allen International Limited	United Kingdom
16	Cater Allen Lloyd’s Holdings Limited	United Kingdom
17	Cater Allen Syndicate Management Limited	United Kingdom
18	Santander Secretariat Services Limited	United Kingdom
19	Sheppards Moneybrokers Limited	United Kingdom